Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK CORPORATION ELECTS
DAVID C. EVERITT, ROGER J. WOOD TO BOARD OF DIRECTORS

LAKE FOREST, Ill. July 30, 2012 - Brunswick Corporation (NYSE: BC) announced today that David C. Everitt, President, Agricultural and Turf Division - North America, Asia, Australia, and Sub-Saharan and South Africa, and Global Tractor and Turf Products for Deere & Company, and Roger J. Wood, President and Chief Executive Officer of Dana Holding Corporation, have been elected to its board of directors.
“We are pleased to welcome both David and Roger to Brunswick's board of directors,” said Dustan E. McCoy, Brunswick's Chairman and Chief Executive Officer. “Their combined expertise and experience in the global marketplace will prove invaluable to Brunswick moving forward.”
David Everitt, 60, has been with Deere & Company since 1975, when he joined Deere as an engineer following his graduation from Kansas State University with a bachelor's degree in industrial engineering. Over the next nearly four decades, Mr. Everitt has held positions of increasing responsibility and is currently responsible for the sales and marketing of all Deere tractors and turf and utility products throughout the majority of the world. He also serves on the board of directors for Harsco Corporation and Gates Corporation.
Roger Wood, 50, joined Dana Holding Corporation as its president and chief executive officer in 2011, following a 26-year career with BorgWarner Inc., where he was most recently executive vice president and group president, engine. Mr. Wood has a bachelor's degree in engineering technology from State University College in Buffalo, N.Y., and an MBA from Syracuse University. He is a member of Dana Holding Corporation's board of directors, the Manufacturer's Alliance/MAPI organization, and is on the CEO Council for Original Equipment Suppliers Association (OESA) and The Wall Street Journal.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables. For more information, visit http://www.brunswick.com.